Pricing Supplement No. 3151 To prospectus supplement dated August 3, 2021 and prospectus dated August 3, 2021	Registration Statement No. 333–258403 Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell nor do they seek an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.
Subject to Completion. Dated November 15, 2023

Deutsche Bank AG

$              Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November  , 2029

General

•	The Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November , 2029 (the “notes”) pay interest semi-annually in arrears for the first five years at a rate of % per annum and, thereafter, at a variable rate per annum equal to Compounded SOFR (as defined below) plus %. We may, in our sole discretion, redeem the notes in whole, but not in part, on November , 2028. In addition, we may redeem the notes in whole, but not in part, at any time if 25% or less of the aggregate principal amount of notes originally issued remains outstanding at such time. All payments on the notes, including interest payments and the repayment of principal at maturity, are subject to the credit of the Issuer.

•	Unsecured, unsubordinated senior non-preferred obligations of Deutsche Bank AG due November , 2029

•	Minimum denominations of $150,000 and integral multiples of $1,000 (the “Principal Amount”) in excess thereof

•	The notes are expected to price on November , 2023 (the “Trade Date”) and are expected to settle on November , 2023 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms

Issuer:	Deutsche Bank AG New York Branch
Issue Price:	100.00%
Aggregate Principal Amount:	The aggregate principal amount of notes on the original issue date is $ .
Interest Rate:

From, and including, the Settlement Date to, but excluding the Reset Date (the “Fixed Rate Period”), the notes will bear interest at            % per annum, payable semi-annually in arrears on each Interest Payment Date, based on a 30/360 day count convention.

From, and including, the Reset Date to, but excluding the Maturity Date (the “Floating Rate Period”), the notes will bear interest equal to Compounded SOFR plus the Spread, payable quarterly in arrears on each Interest Payment Date, based on an Actual/360 day count convention. In no case will the amount payable on any Interest Payment Date be less than zero.

Compounded SOFR:	A compounded average of daily SOFR determined for each quarterly Interest Period during the Floating Rate Period in accordance with the specific formula described under “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement.
Spread:	%

(Key Terms continued on next page)

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS–5 of the accompanying prospectus supplement and page 20 of the accompanying prospectus and “Selected Risk Considerations” beginning on page PS–6 of this pricing supplement.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer, including some of the other senior debt securities issued by the Issuer, and would be satisfied only if all such other senior unsecured unsubordinated obligations of the Issuer have been paid in full. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the notes. Please see “Resolution Measures” beginning on page 76 in the accompanying prospectus and “Resolution Measures and Deemed Agreement” on page PS–3 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	100.00%	%	%
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”), an agent for this offering, is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

November    , 2023

(Key Terms continued from previous page)
Interest Periods:

With respect to the Fixed Rate Period, each period from, and including, an Interest Payment Date (or the Settlement Date in the case of the first Interest Period during the Fixed Rate Period) to, but excluding, the following Interest Payment Date (or the Reset Date in the case of the final Interest Period during the Fixed Rate Period).

With respect to the Floating Rate Period, each period from, and including, an Interest Payment Date (or the Reset Date in the case of the first Interest Period during the Floating Rate Period) to, but excluding, the following Interest Payment Date (or the Maturity Date in the case of the final Interest Period during the Floating Rate Period).

Interest Payment Dates:

With respect to the Fixed Rate Period, May   and November   of each year, beginning on May   , 2024 and ending on the Reset Date; provided that if any scheduled Interest Payment Date is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid.

With respect to the Floating Rate Period, February  , May  , August   and November   of each year, beginning on February  , 2029 and ending on the Maturity Date; provided that if any scheduled Interest Payment Date (other than the Maturity Date) is not a Business Day, it will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day.

If the scheduled final Interest Payment Date (i.e., the Maturity Date) falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue from and after the scheduled final Interest Payment Date.

Floating Rate Interest Calculation:	In respect of each Interest Period during the Floating Rate Period, the amount of interest accrued and payable on the notes will be equal to the product of (i) the outstanding principal amount of the notes multiplied by (ii) the product of (a) the Interest Rate for such Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360. See “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement.
Observation Period:	In respect of each Interest Period during the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.
Early Redemption:	We have the right to redeem the notes in our sole discretion in whole, but not in part, at 100% of the Principal Amount together with any accrued but unpaid interest on the Reset Date by giving not less than 5 Business Days’ prior notice, subject to regulatory approval. If the scheduled Reset Date is not a Business Day, it will be postponed to the following Business Day.
Cleanup Redemption:	We may redeem the notes in whole, but not in part, at any time if 25% or less of the aggregate principal amount of notes originally issued remains outstanding at such time, at a redemption price equal to 100% of the Principal Amount plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes— Cleanup Redemption.”
U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Business Day:	Any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York are authorized or obligated by law, regulation or executive order to close, (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or (iv) a day on which TARGET2 is not operating
Trade Date:	November , 2023
Settlement Date:	November , 2023
Reset Date:	November , 2028
Maturity Date:	November , 2029
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	[ ] / [ ]

RESOLUTION MEASURES AND DEEMED AGREEMENT

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (Directive 2014/59/EU, as amended the “Bank Recovery and Resolution Directive” or the “BRRD”), which was implemented into German law by the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or, as amended, the “Resolution Act”), which became effective on January 1, 2015. The BRRD and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union was transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (Regulation (EU) No 806/2014, as amended, the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. The write-down and conversion powers are commonly referred to as the “bail-in tool” and the bail-in tool and each of the other resolution measures are hereinafter referred to as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our equity securities, assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the notes, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Amended and Restated Eligible Liabilities Senior Indenture dated August 3, 2021 among us, The Bank of New York Mellon, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, as may be amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and

•	will be deemed to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes.

This is only a summary, for more information please see the accompanying prospectus dated August 3, 2021, including the risk factors beginning on page 20 of such prospectus.

SUMMARY

You should read this pricing supplement together with the prospectus supplement dated August 3, 2021 relating to our Eligible Liabilities Senior Notes, Series D of which these notes are a part and the prospectus dated August 3, 2021. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or, if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated August 3, 2021:

https://www.sec.gov/Archives/edgar/data/1159508/000095010321011860/crt_dp155597-424b2.pdf

•	Prospectus dated August 3, 2021:

https://www.sec.gov/Archives/edgar/data/1159508/000119312521235184/d205567d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying prospectus supplement and prospectus. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this pricing supplement relevant to your investment and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in this pricing supplement and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus supplement or prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this pricing supplement and accompanying prospectus supplement and prospectus is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves risks. This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

•	THE VALUE OF THE NOTES MAY DECLINE DUE TO SUCH FACTORS AS A RISE IN INFLATION AND/OR INTEREST RATES OVER THE TERM OF THE NOTES — The value of the notes may decline over time due to such factors as inflation and/or rising interest rates. In addition, if the market interest rates rise during the term of the notes, the Interest Rate on the notes during the Fixed Rate Period may in the future be lower than the interest rates for similar debt securities then prevailing in the market. If this occurs, you will not be able to require the Issuer to redeem the notes and will, therefore, bear the risk of holding the notes and of earning a lower return than you could earn on other investments until the Maturity Date.

•	THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The notes are unsecured and unsubordinated senior non-preferred obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes and the repayment of principal at maturity depend on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the notes to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive interest and principal payments owed to you under the terms of the notes and you could lose your entire investment.

•	THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: (i) writing down, including to zero, any claim for payment on the notes; (ii) converting the notes into ordinary shares of (x) the Issuer, (y) any group entity or (z) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and the issue to or conferral on the holders (including the beneficial owners) of such ordinary shares or instruments); or (iii) applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination. Imposition of a Resolution Measure would likely occur if the competent supervisory authority determines that we are failing or likely to fail and that certain other conditions are met (as set forth under the applicable law). The BRRD, the Resolution Act and, as applicable, the SRM Regulation are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool. Within the mentioned ranks, the competent resolution authority is generally required to include all relevant liabilities within any Resolution Measures. However, in exceptional circumstances, it may exclude certain liabilities in whole or in part, including where it is not practicable to effect their bail-in within a reasonable time. Accordingly, liabilities of the same rank could be treated differently by the resolution authority.

By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of such Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, it will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	IN A GERMAN INSOLVENCY PROCEEDING OR IN THE EVENT OF THE IMPOSITION OF RESOLUTION MEASURES WITH RESPECT TO US, CERTAIN SPECIFICALLY DEFINED SENIOR UNSECURED DEBT INSTRUMENTS, INCLUDING THE NOTES, WILL RANK JUNIOR TO ALL OF OUR OTHER OUTSTANDING SENIOR UNSECURED UNSUBORDINATED OBLIGATIONS, AND WILL BE SATISFIED ONLY IF ALL OF OUR OTHER SENIOR UNSECURED UNSUBORDINATED OBLIGATIONS HAVE BEEN PAID IN FULL. SUCH RANKING MIGHT RESULT IN HIGHER LOSSES BEING ALLOCATED TO THE NOTES THAN TO OUR OTHER OUTSTANDING UNSECURED UNSUBORDINATED OBLIGATIONS —German law provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to German law or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that do not constitute as such debt instruments are instruments with an initial maturity of less than one year as well as senior unsecured instruments of indebtedness whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a customary fixed or floating reference interest rate and is settled by monetary payment. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to us, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “structured” debt securities, and which do not, referred to herein as the “non-structured” debt securities. We expect the notes offered herein to be classified as “non-structured” debt securities, but the competent regulatory authority or court may classify the notes differently.

Section 46f(5) to (9) of the German Banking Act allows us to issue different categories of senior debt securities. In accordance with such rules, we may issue senior debt securities that are “structured” and that constitute “senior preferred” debt securities. In addition, we are able to issue “non-structured” senior debt securities as “senior preferred” debt securities, ranking pari passu with our “structured” senior debt securities. Such “senior preferred” debt securities, whether “structured” or “non-structured”, will rank pari passu with, among other obligations, instruments of indebtedness with an initial term of less than one year, derivatives and, generally, corporate deposits (unless they rank even more senior). Finally, subject to Section 46f(6) of the German Banking Act, we may issue “non-structured” debt securities as senior “non-preferred” debt instruments (Schuldtitel) ranking junior to, among other instruments, “senior preferred” debt securities, if they contain an express reference to their lower ranking. We have elected to do so with respect to our eligible labilities senior notes (including the notes offered herein).

Accordingly, our senior non-preferred debt instruments within the meaning of Section 46f(6) Sentence 1 of the German Banking Act (including the notes offered herein) rank junior to our other unsubordinated liabilities (including, but not limited to, senior preferred debt securities, whether “structured” or “non-structured”, deposits, derivatives and instruments of indebtedness with an initial term of less than one year), but in priority to our contractually or statutorily subordinated liabilities, such as those qualifying as additional tier 1 or tier 2 instruments within the meaning of the CRR, and would be satisfied only if all our other unsecured and unsubordinated obligations have been paid in full.

Consequently, if insolvency proceedings are opened against us or if Resolution Measures are imposed on us, higher losses could be allocated to our eligible liabilities senior notes (including the notes offered herein) than to our other outstanding unsecured unsubordinated obligations. You may lose some or all of your investment in the notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us.

•	THE NOTES HAVE REINVESTMENT RISK — As described under “Key Terms—Early Redemption,” we retain the option to redeem the notes in our sole discretion, in whole but not in part, on the Reset Date, by giving not less than 5 Business Days’ prior notice. It is more likely that we will redeem the notes prior to the Maturity Date to the extent that the interest payable on the notes is greater than the interest that would be payable on other instruments of ours of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market. If the notes are redeemed on the Reset Date, you may have to reinvest the proceeds in a lower interest rate environment.

•	SOFR HAS A LIMITED HISTORY, AND ITS HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE PERFORMANCE — The New York Federal Reserve began to publish SOFR in April 2018. Although the New York Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such historical indicative data inherently involves assumptions, estimates and approximations. Therefore, SOFR has limited performance history and no actual investment based on the performance of SOFR was possible before April 2018. The level of SOFR over the term of the notes may bear little or no relation to the historical level of SOFR. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR or the notes may be inferred from any of the hypothetical or actual historical performance data. Hypothetical or actual historical performance data are not indicative of the future performance of SOFR or the notes. Changes in the levels of SOFR will affect Compounded SOFR and, therefore, the return on the notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR or Compounded SOFR will be positive.

•	ANY FAILURE OF SOFR TO GAIN MARKET ACCEPTANCE COULD ADVERSELY AFFECT THE NOTES — SOFR may fail to gain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to U.S. dollar LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement (repo) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the return on the notes and the price at which you can sell such notes.

•	THE COMPOSITION AND CHARACTERISTICS OF SOFR ARE NOT THE SAME AS THOSE OF LIBOR AND NEITHER SOFR NOR COMPOUNDED SOFR IS EXPECTED TO BE A COMPARABLE SUBSTITUTE FOR LIBOR — In June 2017, the New York Federal Reserve’s Alternative Reference Rates Committee (the “ARRC”) announced SOFR as its recommended alternative to U.S. dollar LIBOR. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR is an unsecured rate. Second, SOFR is an overnight rate, while LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began in April 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For additional information regarding SOFR, see “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement.

•	SOFR MAY BE MODIFIED OR DISCONTINUED, AND THE NOTES MAY BEAR INTEREST DURING THE FLOATING RATE PERIOD BY REFERENCE TO A RATE OTHER THAN COMPOUNDED SOFR, WHICH COULD ADVERSELY AFFECT THE VALUE OF THE NOTES — The New York Federal Reserve (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR (in which case a fallback method of determining the interest rate on the notes during the Floating Rate Period as further described under “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement will apply). The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR.

If we or our designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of SOFR, then the interest rate on the notes during the Floating Rate Period will no longer be determined by reference to SOFR, but instead will be determined by reference to a different rate, which will be a different benchmark than SOFR, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement.

If a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (such as the ARRC), (ii) ISDA or (iii) in certain circumstances, us or our designee. In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definitions of “Interest Period” and “Observation Period,” timing and frequency of determining rates and making payments of interest and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the notes during the Floating Rate Period by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

Any determination, decision or election described above will be made in our or our designee’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of SOFR, the Benchmark Replacement will not be the economic equivalent of SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

•	THE INTEREST RATE ON THE NOTES DURING THE FLOATING RATE PERIOD IS BASED ON A COMPOUNDED SOFR RATE, WHICH IS RELATIVELY NEW IN THE MARKETPLACE — For each Interest Period during the Floating Rate Period, the interest rate on the notes is based on Compounded SOFR, which is calculated using the specific formula described under “Description of the Notes——Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement, not the SOFR rate published on or in respect of a particular date during such Interest Period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the notes during any Interest Period within the Floating Rate Period will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an Interest Period within the Floating Rate Period is negative, its contribution to Compounded SOFR will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the notes on the Interest Payment Date for such Interest Period.

In addition, limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for the Compounded SOFR rate used in the notes may not be widely adopted by other market participants, if at all. If the market adopts a different calculation method, that would likely adversely affect the market value of the notes.

•	SOFR MAY BE MORE VOLATILE THAN OTHER BENCHMARK OR MARKET RATES — Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD LIBOR, during corresponding periods. In addition, although changes in term SOFR and compounded SOFR generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the SOFR notes may fluctuate more than floating rate debt securities with interest rates based on less volatile rates.

•	COMPOUNDED SOFR WITH RESPECT TO A PARTICULAR INTEREST PERIOD DURING THE FLOATING RATE PERIOD WILL ONLY BE CAPABLE OF BEING DETERMINED AT THE END OF THE RELEVANT INTEREST PERIOD — The level of Compounded SOFR applicable to a particular Interest Period during the Floating Rate Period and, therefore, the amount of interest payable with respect to such Interest Period will be determined close to the end of such Interest Period. Therefore, you will not know the amount of interest payable with respect to a particular Interest Period until shortly prior to the related Interest Payment Date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such Interest Payment Date. In addition, some investors may be unwilling or unable to trade the notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the notes.

•	WE OR OUR SUBSIDIARIES OR AFFILIATES MAY PUBLISH RESEARCH THAT COULD AFFECT THE MARKET VALUE OF THE NOTES — We or our subsidiaries or affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, or the LIBOR transition or SOFR specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of such notes.

•	WE OR OUR DESIGNEE WILL MAKE DETERMINATIONS WITH RESPECT TO THE NOTES — We or our designee will make certain determinations with respect to the notes as further described in this pricing supplement. In addition, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the notes in our or our designee’s sole discretion as further described under “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement. Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement.

•	THE NOTES CONTAIN LIMITED EVENTS OF DEFAULT, AND THE REMEDIES AVAILABLE THEREUNDER ARE LIMITED — As described in “Description of Debt Securities — Eligible Liabilities Senior Debt Securities — Events of Default” in the accompanying prospectus, the notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us. In particular, the imposition of a Resolution Measure will not constitute an event of default with respect to the Indenture or the notes.

If an event of default occurs, holders of the notes have only limited enforcement remedies. If an event of default with respect to the notes occurs or is continuing, either the trustee or the holders of not less than 33 1⁄3% in aggregate principal amount of all outstanding debt securities issued under the Indenture, including the notes, voting as one class, may declare the principal amount of the notes and interest accrued thereon to be due and payable immediately. We may issue further series of debt securities under the Indenture and these would be included in that class of outstanding debt securities.

In particular, holders of the notes will have no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under, the notes. If such a default occurs and is continuing with respect to the notes, the trustee and the holders of the notes could take legal action against us, but they may not accelerate the maturity of the notes. Moreover, if we fail to make any payment because of the imposition of a Resolution Measure, the trustee and the holders of the notes would not be permitted to take such action, and in such a case you may permanently lose the right to the affected amounts.

Holders will also have no rights of acceleration due to a default in the performance of any of our other covenants under the notes.

•	THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. Since SOFR is a relatively new market rate, an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to SOFR (such as the notes) may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to SOFR. Similarly, if SOFR does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of debt securities linked to rates that are more widely used. We or our affiliates intend to act as market makers for the notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the notes in the secondary market will have to make assumptions as to the future performance of SOFR during the Interest Period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — The value of the notes prior to maturity will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the actual or anticipated level of SOFR;

o	the volatility of the level of SOFR;

o	the time remaining to the maturity of the notes;

o	trends relating to inflation;

o	interest rates and yields in the markets generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the markets generally;

o	supply and demand for the notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the notes, it is possible that their value may decline significantly due to the factors described above, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the notes to maturity to receive the repayment of principal.

DESCRIPTION OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Eligible Liabilities Senior Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “notes” refers to our Fixed-to-Floating Rate Eligible Liabilities Senior Notes due November , 2029.

General

The notes are unsecured, unsubordinated senior non-preferred obligations of Deutsche Bank AG that pay interest semi-annually in arrears for the first five years at a rate of % per annum and, thereafter, at a variable rate per annum equal to Compounded SOFR (as defined below) plus %. The notes are our Eligible Liabilities Senior Notes, Series D referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG New York Branch under an indenture among us, The Bank of New York Mellon, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar. From time to time, we may create and issue additional notes with the same terms, so that the additional notes will be considered as part of the same issuance as the earlier notes.

The notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

The notes constitute our unsecured and unsubordinated senior non-preferred obligations under debt instruments (Schuldtitel) within the meaning of Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz) or any successor provision, and are intended to qualify as eligible liabilities instruments within the meaning of Articles 72a and 72b(2) of Regulation (EU) No 575/2013 of the European Parliament and of the Council, as amended, supplemented or replaced from time to time (the “CRR”) for the minimum requirement for own funds and eligible liabilities, as described and provided for in the bank regulatory capital provisions to which we are subject. Our obligations under the notes rank pari passu among themselves and pari passu with all of our other unsecured and unsubordinated senior non-preferred obligations under debt instruments within the meaning of Section 46f(6) sentence 1 of the German Banking Act (including the senior non-preferred obligations under any such debt instruments that we issued before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act) or any successor provision.

In accordance with Section 46f(5) of the German Banking Act, if Resolution Measures are imposed on us or in the event of our dissolution, liquidation, insolvency or composition, or if other proceedings are opened for the avoidance of the insolvency of, or against, us, our obligations under the notes will rank junior to the claims of our unsubordinated creditors not qualifying as obligations under our debt instruments (Schuldtitel) within the meaning of Section 46f(6) sentence 1 of the German Banking Act (including the senior non-preferred obligations under any such debt instruments that we issued before July 21, 2018 and that are subject to Section 46f(9) of the German Banking Act) or any successor provision; this includes eligible liabilities within the meaning of Article 72b(2) CRR where point (d) of such Article does not apply. In any such event, no amounts will be payable in respect of the notes until the claims of such other unsubordinated creditors have been satisfied in full.

The notes will be issued in minimum denominations of $150,000 and integral multiples of $1,000 in excess thereof. The principal amount (the “Principal Amount”) of the notes is $1,000 and the Issue Price of the notes is $1,000.00. The notes will be issued in registered form and represented by one or more permanent global notes registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the notes are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Early Redemption

We have the right to redeem the notes in our sole discretion in whole, but not in part, at 100% of the Principal Amount together with any accrued but unpaid interest on November , 2028 (the “Reset Date”) by giving not less than 5 Business Days’ prior notice. If the scheduled Reset Date is not a Business Day, it will be postponed to the following Business Day. Any redemption of the notes prior to the scheduled maturity will be subject to (i) receipt by the Issuer of approval of the competent resolution authority and (ii) compliance with any other regulatory requirements. If the notes are redeemed by us without the prior approval of such competent resolution authority, then the amounts paid on the notes must be returned to us irrespective of any agreement to the contrary.

Cleanup Redemption

We may redeem the notes in whole, but not in part, at any time if 25% or less of the aggregate principal amount of notes originally issued remains outstanding at such time, at a redemption price equal to 100% of the Principal Amount plus accrued and unpaid interest to, but not including, the redemption date. In the case of a cleanup redemption, we will deliver notice of redemption not less than 5 Business Days prior to the redemption date. Any redemption of the notes prior to the scheduled maturity will be subject to (i) receipt by the Issuer of approval of the competent resolution authority and (ii) compliance with any other regulatory requirements. If the notes are redeemed by us without the prior approval of such competent resolution authority, then the amounts paid on the notes must be returned to us irrespective of any agreement to the contrary.

Payments on the Notes

The “Maturity Date” will be November , 2029, unless that day is not a Business Day, in which case the Maturity Date will be the first following Business Day. On the Maturity Date, you will receive a cash payment, for each $1,000 Principal Amount of notes, of $1,000 plus any accrued but unpaid interest. If the scheduled Maturity Date is not a Business Day, the principal plus any accrued but unpaid interest will be paid on the first following day that is a Business Day with the full force and effect as if made on the scheduled Maturity Date, and no interest on such postponed payment will accrue during the period from and after the scheduled Maturity Date.

During the period from, and including, the Settlement Date to, but excluding the Reset Date (the “Fixed Rate Period”), the notes will bear interest at a fixed rate equal to  % per annum (referred to herein as the “Interest Rate” during the Fixed Rate Period), payable on a semi-annual basis in arrears on May     and November     of each year, commencing on May , 2024 and ending on the Reset Date (each, an “Interest Payment Date” during the Fixed Rate Period) based on an unadjusted 30/360 day count convention. If any scheduled Interest Payment Date during the Fixed Rate Period is not a Business Day, the interest will be paid on the first following day that is a Business Day. Notwithstanding the foregoing, such interest will be paid with the full force and effect as if made on such scheduled Interest Payment Date, and no adjustment will be made to the amount of interest to be paid.

During the period from, and including, the Reset Date to, but excluding the Maturity Date (the “Floating Rate Period”), the notes will bear interest at a variable rate (referred to herein as the “Interest Rate” during the Floating Rate Period) equal to the Compounded SOFR plus % (the “Spread”), payable on a quarterly basis in arrears on February   , May   , August     and November     of each year, commencing on February , 2029 and ending on the Maturity Date (each, an “Interest Payment Date” during the Floating Rate Period) based on an Actual/360 day count convention. In no case will the amount payable on any Interest Payment Date be less than zero. If any scheduled Interest Payment Date (other than the Maturity Date) during the Floating Rate Period is not a Business Day, it will be postponed to the following Business Day, except that, if that Business Day would fall in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the scheduled final Interest Payment Date (i.e., the Maturity Date) falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue from and after the scheduled final Interest Payment Date.

The “Compounded SOFR” means, with respect to any Interest Period during the Floating Rate Period, the rate of return of a daily compounded interest investment over the Observation Period corresponding to that Interest Period, calculated in accordance with the specific formula described under “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement.

The “Interest Periods” mean:

•	with respect to the Fixed Rate Period, each period from, and including, an Interest Payment Date (or the Settlement Date in the case of the first Interest Period during the Fixed Rate Period) to, but excluding, the following Interest Payment Date (or the Reset Date in the case of the final Interest Period during the Fixed Rate Period); and

•	with respect to the Floating Rate Period, each period from, and including, an Interest Payment Date (or the Reset Date in the case of the first Interest Period during the Floating Rate Period) to, but excluding, the following Interest Payment Date (or the Maturity Date in the case of the final Interest Period during the Floating Rate Period).

In respect of each Interest Period during the Floating Rate Period, the amount of interest accrued and payable on the notes will be equal to the product of (i) the outstanding principal amount of the notes multiplied by (ii) the product of (a) the Interest Rate for such Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360. See “Description of the Notes—Interest Rates—Secured Overnight Financing Rate (SOFR)” in the accompanying prospectus supplement.

An “Observation Period” means, in respect of each Interest Period during the Floating Rate Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.

A “U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

A “Business Day” is any day other than a day that is (i) a Saturday or Sunday, (ii) a day on which banking institutions generally in the City of New York are authorized or obligated by law, regulation or executive order to close, (iii) a day on which transactions in U.S. dollars are not conducted in the City of New York or (iv) a day on which TARGET2 is not operating.

We will irrevocably deposit with DTC no later than the opening of business on the applicable Interest Payment Date and the Maturity Date funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws) and subject to approval by the competent authority, we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. As the calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the amount of interest payable in respect of your notes on each Interest Payment Date. Unless otherwise specified in this pricing supplement, all determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of this pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on each Interest Payment Date and at maturity on or prior to 11:00 a.m., New York City time, on the Business Day preceding each Interest Payment Date and the Maturity Date, as applicable.

All calculations with respect to the amount of interest payable on the notes will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per $1,000 Principal Amount of notes at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Eligible Liabilities Senior Debt Securities — Events of Default” in the accompanying prospectus is a description of the event of default relating to eligible liabilities senior debt securities including the notes. The notes provide for no event of default other than the opening of insolvency proceedings against us by a German court having jurisdiction over us.

The Indenture provides that there is no right of acceleration in the case of a default in the payment of principal of, interest on, or other amounts owing under the notes or a default in the performance of any of our other covenants under the notes or the Indenture.

Payment Upon an Event of Default

If an event of default occurs and the maturity of the notes is accelerated, we will pay a default amount for each $1,000 Principal Amount of notes equal to $1,000 plus any accrued but unpaid interest to, but excluding, the date of acceleration, calculated as if the date of such acceleration were the Maturity Date, and final Interest Payment Date.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Eligible Liabilities Senior Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the Indenture.

Listing

The notes will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.” The notes are offered on a global basis. Investors may elect to hold interests in the registered global notes held by DTC through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations that are participants in those systems. See “Series D Notes Offered on a Global Basis — Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York, except as may be otherwise required by mandatory provisions of law and except with respect to the provisions relating to the ranking of such notes and their status under Section 46f(6) sentence 1 of the German Banking Act (Kreditwesengesetz), which will be governed by and construed in accordance with German law, including, in relation to such provisions, any determination of whether a Resolution Measure has been imposed on us.

Tax Considerations

Although not free from doubt, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP (“DPW”), the notes will be treated for U.S. federal income tax purposes as debt, and the remainder of this discussion so assumes. Based on information received from Deutsche Bank AG, DPW believes that the notes should be treated for U.S. federal income tax purposes as “variable rate debt instruments” that provide for a single fixed rate followed by a qualified floating rate (“QFR”).

In order to determine the amount of qualified stated interest (“QSI”) and original issue discount ("OID") in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the Settlement Date of the notes). Under the applicable Treasury regulations, the notes generally will be treated as providing for QSI at a rate equal to the lowest rate of interest in effect at any time under the equivalent fixed rate debt instrument, and any interest under the equivalent fixed rate debt instrument in excess of that rate generally will be treated as part of the stated redemption price at maturity and, therefore, as potentially giving rise to OID. Based on the application of these rules and representations made by us, DPW does not believe the notes should be treated as issued with OID, and the remainder of this discussion so assumes. You generally will be required to include any interest in income in accordance with your regular method of tax accounting for U.S. federal income tax purposes. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction as discussed below.

The discussion above does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax (including withholding tax), provided that you fulfill certain certification requirements and certain other conditions are met. See “United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders” on page PS-35 of the accompanying prospectus supplement.

As discussed in the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation - `FATCA' Legislation,” payments in respect of the notes and gross proceeds from any taxable disposition of a note (including retirement) may be subject to withholding under FATCA. However, proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes, as more particularly described in “Use of Proceeds” in the accompanying prospectus.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities. Although we have no reason to believe that any of these activities will have a material impact on the value of the notes, we cannot assure you that these activities will not have such an effect.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreement entered into between Deutsche Bank AG and DBSI, as agent thereunder, and certain other agents that may be party to the Distribution Agreement from time to time (each, an “Agent,” and, collectively with DBSI, the “Agents”), each Agent participating in the offering of the notes has agreed to purchase, and we have agreed to sell, the Principal Amount of notes indicated opposite such Agent’s name in the following table.

Agents	Principal Amount of Notes
Deutsche Bank Securities Inc.	$
Total…………………………………………………………..	$

Notes sold by the Agents to the public will initially be offered at the Issue Price set forth on the cover of this pricing supplement. If all of the notes are not sold at the Issue Price, the Agents may change the offering price and the other selling terms.

The Agents will receive a selling concession in connection with the sale of the notes of % or $ per $1,000 Principal Amount of notes. The Agents may also sell the notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Agents and/or the purchasers of the notes for whom they may act as agent, and such compensation received by such dealers will not be in excess of the selling concession the Agents receive from us. In connection with the sale of the notes, the Agents may receive commissions from the purchasers of the notes for whom they may act as agent. The Agents and any dealers that participate with the Agents in the distribution of the notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the notes by them may be deemed to be underwriting discounts or commissions.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes may be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, the Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, an Agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Such Agent must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if an Agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agents may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or slow a decline in the market price of the notes. The Agents are not required to engage in these activities and may end any of these activities at any time.

No action has been or will be taken by us, the Agents or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement, the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that if any notes are to be offered outside the United States, it will not offer or sell any such notes in any jurisdiction if such offer or sale would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such offer or sale by it or for or on behalf of the Issuer unless such consent, approval or permission has been previously obtained and such Agent will obtain any consent, approval or permission required by it for the subscription, offer, sale or delivery of the notes, or the distribution of any offering materials, under the laws and regulations in force in any jurisdiction to which it is subject or in or from which it makes any subscription, offer, sale or delivery.

To the extent any selling agent that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

Notice to Prospective Investors in the EEA

This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (“EEA”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. The accompanying prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Prohibition of Sales To EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II or (iii) not a qualified investor as defined in the Prospectus Regulation .. The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in the UK

This pricing supplement and the accompanying prospectus supplement and prospectus have been prepared on the basis that any offer of notes in the United Kingdom (“UK”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”) from the requirement to publish a prospectus for offers of notes. The accompanying prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

Prohibition of Sales to UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (“FSMA”), and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. The expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

MiFID II Product Governance/Professional Investors and ECPs-only Target Market

The target market for the notes is eligible counterparties and professional clients, each as defined in MiFID II (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a long-term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance.

UK MIFIR product governance/Professional Investors and ECPs-only Target Market

The target market for the notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("UK MiFIR") (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a long-term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance.